Exhibit 10.5

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into as of May 5, 2017 (the “Effective Date”), by and between LiveXLive Tickets, Inc. (the “Company”), a Delaware corporation and a wholly owned subsidiary of Loton, Corp, a Nevada corporation (“Loton”), and Joseph Schnaier (“Executive”).

WHEREAS, in connection with the Company’s intended acquisition of all or substantially all of the assets of Wantickets RDM, LLC, a Delaware limited liability company (the “WT Acquisition”), pursuant to the Asset Purchase Agreement, dated as of the Effective Date, entered into by and among the Company, Loton, Wantickets RDM, LLC, a Delaware limited liability company (the “WT”), Danco Enterprises, LLC, a New York limited liability company and the managing member of Gamwant LLC, a Delaware limited liability company and the ultimate parent company of WT, Executive and Gamtix, LLC, a New York limited liability company (the “Purchase Agreement”), the Company desires to retain the employment of Executive, and Executive desires to be employed by the Company, under the terms of this Agreement; and

WHEREAS, Loton is currently in the process of filing its Registration Statement on Form S-1 for an underwritten public offering of its common stock and related uplisting to The Nasdaq Capital Market (collectively, the “Financing”).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.           Employment. The Company hereby agrees to employ Executive subject to the conditions and terms of this Agreement, commencing on the date hereof as the Chief Executive Officer of the Company. Executive shall be subject to the overall supervision of, and shall have such authority as is delegated to the Executive by, the Board of Directors of the Company (the “Board”) and, to the extent lawful and reasonable, shall perform all duties and responsibilities as the Board shall from time to time reasonably assign to Executive. Executive shall comply with all standards, policies and procedures that now exist or that may hereafter be established by the Board, the Company and the industry from time to time, and obey all rules, regulations, special instructions and applicable laws that now exist or that may hereafter be adopted.

2.           Compensation.

2.1           Base Salary. Executive shall be paid annual compensation of $220,000.00 (“Base Salary”), subject to standard and required deductions and payable in accordance with the Company’s normal payroll practices; provided that Executive agrees that until the earlier of (i) the S-1 Closing Date (as defined in the Purchase Agreement) or (ii) the one year anniversary of the Effective Date (such earlier date as between clause (i) and (ii), the “Funding End Date”), any payments of the Base Salary required under this Agreement shall be paid or funded as required under the terms of the APA. For the avoidance of doubt, Executive shall only receive payments of the Base Salary for each month (or pro rata thereof) from the Effective Date until the Funding End Date, only if the Company is not incurring a net loss for the applicable period for which the portion of the Base Salary is due to Executive, and if there is a net income, only to the extent such net income is sufficient to pay the applicable portion of the Base Salary for such period, with such net loss or net income to be confirmed by Loton’s independent registered public accounting firm (the “Auditor”). The Base Salary shall be subject to annual review by the Board at its discretion to ensure that the Base Salary remains competitive compared with senior executives at comparable companies and based on the revenues and profits being generated by the Company.

2.2           Performance Bonus. Executive may also receive a performance bonus (the “Performance Bonus”) as may be determined by the Board from time to time and that all or any portion of any Performance Bonus shall be paid in cash, securities of Loton or other property. Executive shall also receive 2,000,000 shares of Loton’s common stock (the “Earnout Shares”) if the Company earns a net income of at least (i) U.S.$3,000,000 in the twelve-month period immediately following the Effective Date or (ii) U.S.$4,000,000 in the twelve-month period immediately thereafter. Loton shall deliver the Earnout Shares to Executive no later than thirty (30) days after confirmation that the requirement in either clause (i) or clause (ii) has been satisfied. The Earnout Shares shall be subject to the same lock-up terms that other senior executives of the Company or Loton are required to agree to at the time of such issuance. For the avoidance of doubt, in the event the requirements in the foregoing clauses (i) and (ii) are both satisfied, Executive shall receive 2,000,000 shares of Loton’s common stock in the aggregate. The Earnout Shares shall be subject to a standard lock-up agreement for a period of twelve (12) months after the date that the Company deems such shares earned, if any, by Executive. For purposes of this Agreement, “net income” and “net loss” means net income and net loss, respectively, shown on the Company’s financial statements, as confirmed by the Auditor.

2.3           Vacation. Executive shall be entitled to vacation in accordance with the Company’s vacation policy, and shall accrue four (4) weeks of paid vacation per year.

2.4           Benefit Programs. Executive shall be eligible to participate in the Company’s medical, retirement, equity incentive, and other benefit plans to the same extent as other similarly situated executives of the Company, which may be amended and modified from time to time by the Board (the “Benefits”). Executive shall be bound by all of the rules, policies and procedures relating to Benefits established by the Board from time to time.

2.5           Expenses. Executive shall be reimbursed for reasonable documented business expenses (including, without limitation, travel and entertainment expenses) incurred by him directly in connection with the performance of his duties hereunder, subject to and in accordance with the policies and procedures adopted by the Board from time to time. Without limiting the generality of the foregoing, the Company agrees to reimburse Executive for the lower of (i) fifty percent (50%) of the cost of Executive’s office space at One Penn Plaza, 50th Floor, New York, NY 10119, and (ii) $3,250, based on invoices that Executive submits to the Company on a monthly basis during the term of this Agreement. Such reimbursement obligation by the Company shall be subject to Section 7.4 of the Purchase Agreement.

2.6           Withholding. All salary, bonus and other compensation payable to Executive shall be subject to applicable withholding and reporting for taxes.

3.           Standard of Performance. Executive recognizes and acknowledges that during the period of the Executive’s employment hereunder, Executive owes to the Company the duties of loyalty, care, fidelity and obedience in all matters pertaining to such employment. Executive agrees to serve the Company diligently and faithfully, to perform in good faith all duties to the best of Executive’s ability, and to devote all of Executive’s working time, attention and skills to the conduct of the business of the Company and its affiliates.

4.           Term. The initial term of this Agreement shall be from the Effective Date until May 5, 2019 (the “Initial Term”), unless sooner terminated in accordance with the provisions of this Section 4. After the end of the Initial Term, this Agreement shall continue for successive periods of one (1) year, upon terms agreed to by the Company and Executive (the “Extended Term” and together with the Initial Term, the “Term”), unless either Executive or the Company provides written notice that the Initial Term or any extended term will not be further renewed at least sixty (60) days prior to the end of the applicable term or unless sooner terminated in accordance with the provisions of this Section 4.

4.1           Termination of Employment; Compensation Due Upon Employment Termination. Executive or the Company may terminate this Agreement and the employment relationship created hereunder at any time for any reason or for no reason at all in accordance with the terms set forth in this Section 4. Executive’s employment relationship with the Company and right to compensation for periods after the date of his employment shall be determined only in accordance with the provisions set forth in Sections 4.2 through 4.8 below, subject to the post-employment restrictions and covenants set forth in this Agreement including such restrictions and covenants set forth in Sections 6 through 11.

4.2           Voluntary Termination: Resignation By Executive. Executive may terminate his employment at any time upon thirty (30) days prior written notice to the Company. In the event that Executive terminates employment other than for Good Reason (as defined below), the Company shall have no obligation to (i) make payments to Executive in accordance with the provisions of Section 2 except for the payment of Executive’s Base Salary earned, but unpaid, through the date of Executive’s separation, or (ii) except as otherwise required by applicable law or the terms of any Benefits plan, to provide the benefits described in Section 2 for periods after the date on which Executive’s employment with the Company terminates.

4.3           Termination of Employment on Death or Disability. If Executive’s employment terminates as a result of Executive becoming Disabled (as defined below), Executive’s Base Salary will continue for three (3) months after termination. Executive shall be considered to be “Disabled” if Executive is suffering from a medically determinable condition that prevents him, with reasonable accommodation, from performing the essential duties of his employment for a continuous period of ninety (90) days or for more than one hundred twenty (120) non-consecutive days in any twelve (12) month period. The Performance Bonus shall be paid on a pro-rata basis for the period of time beginning on the date specified in Section 2.2 above until the date of Disability. A determination of a Disability within the meaning of this Section 4.3 shall be made by a physician reasonably satisfactory to both Executive and the Company; provided, however, that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and those two physicians together shall select a third physician, whose determination as to the existence of a Disability shall be binding on all parties; provided, further, that Executive and the Company shall equally split the costs and expenses of the physician determining if a Disability has occurred. Executive’s employment hereunder shall terminate upon the death of Executive. The Company shall have no obligation to make payments to Executive in accordance with the provisions of Section 2, or, except as otherwise required by law or the terms of any applicable Benefits plan, to provide the benefits described in Section 2 for periods after the date of Executive’s death except for then applicable Base Salary earned, but unpaid, through the date of death (and, if applicable, compensation required under applicable state law to be paid upon employment termination), payable to Executive’s beneficiary, as Executive shall have indicated in writing to the Company (or if no such beneficiary has been designated, to Executive’s estate).

4.4           Termination for Cause. The Board may terminate the employment of Executive at any time, upon written notice, for Cause (as defined below), and upon such termination, Executive will have no further right to any compensation or Benefits under Section 2 other than any such amounts of Executive’s Base Salary and vacation benefits that have accrued but have not been paid at the date of termination, but shall not include any Performance Bonus or any other bonuses or benefits. The term “Cause” means (a) Executive’s conviction of, or guilty or nolo contendere plea by, the Executive to (x) any felony or (y) any crime involving dishonesty or moral turpitude; (b) Executive’s material violation of any of the confidentiality provisions or the restrictive covenants contained herein; (c) the Executive’s engaging in any embezzlement, fraud, misappropriation of funds, gross negligence, theft, breach of fiduciary duty or any other similar and material act of dishonesty or violation committed to the material detriment of the Company or Loton; (d) any act or omission that constitutes a material breach by Executive of any of his obligations under this Agreement; (e) the willful and continued failure or refusal of Executive to satisfactorily perform the duties reasonably required of him by the Board as an employee of the Company, unless such directions are, in the written reasonable opinion of legal counsel, illegal or in violation of applicable regulations; or (f) a material violation by Executive of the laws, rules or regulations of any governmental or regulatory body or agency applicable to the Company or Loton, or Executive’s material breach of a written standard, policy or procedure of the Company that reasonably applies to all senior executives of the Company and Loton, unless such standard, policy or procedure is, in the written reasonable opinion of legal counsel, illegal or in violation of applicable regulations; provided, however, that no act, omission, failure, refusal, breach or violation described in clauses (d), (e) or (f) shall constitute Cause unless the Company first provides Executive with notice describing in reasonable detail the nature of the act, omission, failure, refusal, breach or violation, and such act, omission, failure, refusal, breach or violation continues for more than twenty (20) days; provided, further, that the Company shall have no obligation to provide Executive with such notice and opportunity to cure more than two (2) times in any 12 month period.

4.5           Termination without Cause. The Company, by action of the Board, may terminate the employment of Executive upon thirty (30) days prior written notice to Executive. If the Company terminates the employment of Executive without Cause, and provided that Executive shall not be in material breach of Sections 6 through 11 of this Agreement, the Company shall continue to pay Executive’s Base Salary for a period of twelve (12) months beginning on the date of termination, payable in accordance with normal payroll practices, and any Benefits set forth under Section 2.4 of this Agreement shall also continue for the same period. The Performance Bonus shall be paid on a pro-rata basis for the period of time beginning on the date specified in Section 2.2 above until the date of termination. If, following a termination of Executive without Cause, Executive is adjudged to have breached any of the provisions of Sections 6 through 11, the Executive shall not be eligible to receive any payments and benefits (other than the payments and benefits, if any, required under Section 4.2), and any and all obligations and agreements of the Company with respect to such payments and benefits shall thereupon cease.

4.6           Termination for Good Reason. Executive may terminate his employment with the Company, at any time, upon written notice, for Good Reason (as defined below). If Executive terminates his employment with the Company for Good Reason, and provided that Executive shall not be in material breach of Sections 6 through 11 of this Agreement, the Company shall continue to pay Executive’s Base Salary for a period of twelve (12) months beginning on the date of termination, payable in accordance with normal Company payroll practices, and any Benefits set forth under Section 2.4 of this Agreement shall also continue for the same period. The Performance Bonus shall be paid on a pro-rata basis for the period of time beginning on the date specified in Section 2.2 above until the date of termination. Except as provided in this Section, Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits after such termination for Good Reason. The term “Good Reason” means, without Executive’s express written consent, the occurrence of any one or more of the following during the term of this Agreement: (a) the assignment to Executive of duties that are significantly different from, and that result in a substantial diminution of, the duties that were most recently assigned to Executive; (b) a reduction by the Company of Executive’s Base Salary, unless said reduction is pari passu with other senior executives of the Company and Loton; (c) a material reduction by the Company of Executive’s aggregate welfare benefits, as such benefits and opportunities exist on the Effective Date, or as such benefits may be increased after the Effective Date, unless said reduction is pari passu with other senior executives of the Company and Loton; or (d) Executive’s principal office is relocated to a location that is more than fifty (50) miles from Executive’s principal office as of the date of this Agreement, which the parties acknowledge it located at One Penn Plaza, 50th Floor, New York, NY 10119as of the date of this Agreement.

4.7           Resignation from Directorships and Officerships. The termination of Executive’s employment for any reason will constitute Executive’s resignation from (a) any director, officer or employee position Executive has with the Company, Loton or any of their Affiliates, and (b) all fiduciary positions (including as a trustee) Executive holds with respect to any employee benefit plans or trusts established by the Company or Loton. Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance, unless otherwise required by any plan or applicable law.

4.8           Survival of Agreement. Except as specifically provided herein, upon termination of this Agreement, all obligations and provisions of this Agreement shall terminate except for the provisions of Section 6 through 12 hereof.

5.           Work Product.

5.1           All right, title and interest in and to all Subject Ideas and Inventions (as defined below), including but not limited to all registrable and patent rights which may subsist therein, shall be held and owned solely by the Company, and where applicable, all Subject Ideas and Inventions shall be considered works made for hire. Executive agrees to mark all Subject Ideas and Inventions with the Company’s copyright or other proprietary notice as directed by the Company and shall take all actions deemed necessary by the Company to protect the Company’s rights therein. In the event that the Subject Ideas and Inventions shall be deemed not to constitute works made for hire, or in the event that Executive should otherwise, by operation of law, be deemed to retain any rights (whether moral rights or otherwise) to any Subject Ideas and Inventions, Executive agrees to assign to the Company, without further consideration, its entire right, title and interest in and to each and every such Subject Idea and Invention.

5.2           The term “Subject Ideas or Inventions” includes any and all ideas, processes, trademarks, service marks, inventions, designs, technologies, computer hardware or software, original works of authorship, formulas, discoveries, patents, copyrights, copyrightable works products, marketing and business ideas and all improvements, know-how, data, rights, media content concepts and ideas, and claims related to the foregoing, whether or not patentable, which are conceived, developed or created which: (a) relate to Loton’s or the Company’s current or demonstrably contemplated business or activities (the “Business”), where such Business has been disclosed to Executive either formally or was likely to have been deduced by Executive through access to the work of the Company or Loton; (b) relate to Loton’s or the Company’s actual or demonstrably anticipated research or development; (c) result from any work performed by Executive for Loton or the Company; (d) involve the use of Loton’s or the Company’s equipment, technology, supplies, facilities or trade secrets; (e) result from or are suggested by any work done by Loton or the Company or at Loton’s or the Company’s request, or any projects specifically assigned to Executive; or (f) result from Executive’s access to any of Loton’s or the Company’s memoranda, notes, records, drawings, sketches, models, maps, artist, customer or vendor lists, research results, data, electronic codes, formulae, specifications, inventions, processes, technology, equipment or other materials (collectively, “Company Materials”).

5.3           Executive agrees to keep and maintain adequate and current written records of all Subject Ideas and Inventions and their development made by Executive (solely or jointly with others) during the term of Executive’s employment with or service to the Company. These records will be in the form of notes, sketches, drawings and any other format that may be specified by the Company. These records will be available to the Company and the Board on request and remain the sole property of the Company at all times.

5.4           Executive further agrees that all information and records pertaining to any idea, process, trademark, service mark, invention, technology, computer hardware or software, electronic codes, original work of authorship, design, formula, discovery, patent, copyright, product and all improvements, know-how, rights and claims related to the Business (“Intellectual Property”), that Executive does not believe to be a Subject Idea or Invention, but that is conceived, developed or reduced to practice by the Company (alone by Executive or with others) during the Restricted Period, shall be disclosed promptly by Executive to the Company and the Board (such disclosure to be received in confidence). The Company shall examine such information to determine if in fact the Intellectual Property is a Subject Idea or Invention subject to this Agreement.

5.5           Because of the difficulty of establishing when any Subject Ideas or Inventions are first conceived by Executive, or whether they result from Executive’s access to Confidential Information or Company Materials, Executive agrees that any Subject Idea and Invention shall, among other circumstances, be deemed to have resulted from Executive’s access to Company Materials if: (i) it grew out of or resulted from Executive’s work with the Company during the Term or is related to the Business at the time of conception and extensions or derivatives thereof, and (ii) it is made, used, sold, exploited or reduced to practice, or an application for patent, trademark, copyright or other proprietary protection is filed thereon, by Executive or with his significant aid, during the Restricted Period.

5.6           For the greater of a period of seven (7) years after termination of employment or the expiration of the last patent or other legal recognition of intellectual property related to the Business, Executive furthers agree to assist the Company to the extent commercially reasonable (but at the Company’s expense which shall include Executive’s normal and customary rates for such services and for which Executive shall make reasonable efforts to provide) to obtain and from time to time enforce patents, copyrights or other rights or registrations on said Subject Ideas and Inventions in any and all countries, and to that end will execute all documents necessary (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection; and (iii) to cooperate with the Company (but at the Company's expense, including legal fees for independent counsel of Executive’s choice) in any enforcement or infringement proceeding on such letters patent, copyright or other analogous protection.

6.           Confidential Information. The Company owns and has developed and compiled, and will develop and compile, certain trade secrets, proprietary techniques and other Confidential Information (as hereinafter defined) which have great value to the Business. This Confidential Information includes not only information disclosed by the Company to Executive, but also information developed or learned by Executive during the course of Executive’s employment with the Company.

6.1           It is expressly understood that Executive, using prudent business judgment, has the ability to determine what Company information is considered “Confidential Information”. Executive will not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any third party, other than in Executive’s assigned duties and for the benefit of the Company (or as otherwise required to be permitted to be disclosed by applicable law), any of the Company’s Confidential Information, either during or after Executive’s employment with the Company. Executive acknowledges that he is aware that the unauthorized disclosure of Confidential Information of the Company may be highly prejudicial to its interests, an invasion of privacy and an improper disclosure of trade secrets.

6.2           Upon request or when Executive’s employment with or service to the Company terminates, if so requested, Executive will immediately deliver to the Company or the Board all copies of any and all materials and writings received from, created for, or belonging to the Company including, but not limited to, those which relate to or contain Confidential Information.

6.3           Executive acknowledges that the Company has received and in the future will receive from third parties their confidential information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees that, during the Term and thereafter, Executive will hold all such confidential information in the strictest confidence and not to disclose or use it, except as necessary to perform Executive’s obligations hereunder and as is consistent with the Company's agreement with such third parties.

6.4           “Confidential Information” is all information and any idea in whatever form, tangible or intangible, pertaining in any manner to the Company or its Business, or its employees, shareholders, clients, consultants or business associates, which was produced by any employee or consultant of the Company in the course of his employment or consulting relationship or otherwise produced or acquired by or on behalf of the Company in relation to or potentially applicable to the Business. All proprietary information not generally known outside of the Company’s organization, and all proprietary Information so known only through improper means, shall be deemed “Confidential Information” for the greater of a period of seven (7) years after termination of employment or the expiration of the last patent or other legal recognition of intellectual property related to the Business. By example and without limiting the foregoing definition, Confidential Information shall include, but not be limited to: (i) formulas, research and development techniques, processes, trade secrets, computer programs, software, electronic codes, mask works, inventions, innovations, patents, patent applications, discoveries, improvements, data, know-how, formats, test results and research projects; (ii) information about costs, profits, markets, sales, contracts and lists of customers, vendors and distributors; (iii) business, marketing and strategic plans; (iv) concepts and ideas for media content for distribution by any means in any market; (v) forecasts, unpublished financial information, budgets, projections and customer identities, characteristics and agreements; and (vi) employee personnel files and compensation information. Confidential Information is to be broadly defined, and includes all information that has or could have commercial value or other utility in the business in which the Company is engaged or contemplates engaging, and all information of which the unauthorized disclosure could be detrimental to the interests of the Company, whether or not such information is identified as Confidential Information by the Company.

7.           Noncompetition Obligations. For purposes of this Agreement, the term “Restricted Period” shall mean the period beginning on the date of this Agreement and ending upon the later of (a) termination of Executive’s employment with the Company under this Agreement or (b) the date of the last payment of Executive’s Base Salary under Section 4.5 or 4.6; provided, that if Employee is terminated for Cause, “Restricted Period” shall mean the period beginning on the date of this Agreement and ending on the date that is twelve (12) months from the date of termination of Executive’s employment with the Company. Executive expressly covenants and agrees that during the Restricted Period, Executive will not, directly or indirectly, on behalf of any other person, firm, limited liability company, partnership or corporation, as owner, employee, creditor, consultant or otherwise, engage in any aspect of the Business in the United States or other locations where the Company may then be conducting its business (the “Territory”); provided, however, the beneficial ownership of less than five percent (5%) of the shares of stock of any publicly traded entity shall not be deemed to constitute a violation of this provision.

8.           Customer Non-Solicitation. Executive expressly covenants and agrees that during the Restricted Period, Executive will not solicit, divert, take away, or attempt to solicit, divert or take away, any of the Company’s customers or the business or patronage of any such customers, either for herself or on behalf of any other person, firm, partnership, limited liability company or corporation within the Territory.

9.           Executive Non-Solicitation. Executive expressly covenants and agrees that during the Restricted Period, Executive will not solicit, recruit or hire any other employee of the Company, either for herself or on behalf of any other person, firm, partnership, limited liability company or corporation.

10.         Non-Disparagement. Executive will not make any statement or take any action that is, or that is intended to be, slanderous, libelous, derogatory, harmful, damaging, detrimental or otherwise adverse to the Company, Loton or any of their affiliates or their respective officers, directors, managers, members, consultants, agents, representatives or employees or their respective businesses, operations, prospects, affairs or reputations among their respective customers, affiliated websites, advertisers, vendors, suppliers, shareholders, investors, analysts, competitors, employees, agents, consultants, contractors and representatives; provided, however, that the foregoing is not (a) intended to limit Executive’s ability to answer truthfully any questions of fact (as opposed to questions as to Executive’s opinion or belief) that may be put to Executive under oath in any litigation, arbitration or governmental investigative proceeding or (b) to limit the creation and distribution of editorial content by the Company under Executive’s direction which evaluates the products, services, and/or performance of any company doing business with the public.

11.         Enforcement.

11.1         Reasonableness of Restrictions. Executive acknowledges that compliance with this Agreement, including but not limited to Sections 6 through 11, is reasonable and necessary to protect the Company’s legitimate business interests, including but not limited to, the Company’s goodwill and maintaining the confidentiality of the Company’s Confidential Information.

11.2         Irreparable Harm. Executive acknowledges that a breach of Executive’s obligations under this Agreement will result in great, irreparable and continuing harm and damage to the Company for which there is no adequate remedy at law.

11.3         Injunctive Relief. Executive agrees that in the event Executive breaches this Agreement, the Company shall be entitled to seek, from any court of competent jurisdiction, preliminary and permanent injunctive relief to enforce the terms of this Agreement, in addition to any and all monetary damages allowed by law, against Executive.

11.4         Judicial Modification. The parties expressly agree that the character, duration and geographical scope of such provisions in this Agreement are reasonable in light of the circumstances as they exist on the date upon which this Agreement has been executed. The parties have attempted to limit the Executive’s right to compete only to the extent necessary to protect the Company’s goodwill, proprietary and/or Confidential Information, and other business interests. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that a court having jurisdiction over the enforcement of this Agreement shall exercise its power and authority to reform Executive’s covenants under Sections 6 through 11 above to the extent necessary to cause the limitations contained therein as to time, geographic area and scope of activity to be restrained to be reasonable and to impose a restraint that is not greater than necessary to protect the Company’s goodwill, Confidential Information, and other business interests.

11.5         Legal Fees. In the event of any action in law or in equity for the purposes of enforcing any of the provisions of this Agreement, the prevailing party as determined by the trier of fact shall be entitled to recover its reasonable attorney fees, plus court costs and expenses, from the other party, to the extent permitted by applicable law.

12.         Miscellaneous.

12.1         Waiver; Amendment. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof or thereof may be waived, only by a written instrument signed by each of the parties hereto or, in the case of a waiver, by the party waiving compliance. The failure of a party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of the future performance of any such term, covenant or condition. No waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, shall preclude any further exercise thereof or the exercise of any other such right, power or privilege.

12.2         Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the Company, the Company’s successors, legal representatives and assigns; Executive and Executive’s heirs, executors, administrators and legal representatives.

12.3         Governing Law. This Agreement is made and entered into in the State of New York and concerns employment situated in said state. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York.

12.4         Entire Agreement. This Agreement contains all the understandings and agreements between the parties concerning matters set forth in this Agreement. The terms of this Agreement supersede any and all prior statements, representations and agreements by or between the Company and Executive, or either of them, concerning the matters set forth in this Agreement.

12.5         Counterparts. This Agreement may be executed in one (1) or more counterparts, which when so executed shall constitute one (1) and the same agreement. Facsimile or .pdf signatures attached to this Agreement shall be as valid and binding as original signatures. The headings herein are for reference only and shall not affect the interpretation of this Agreement.

12.6         Voluntary Execution; Representations. Executive acknowledges that (a) he has consulted with or has had the opportunity to consult with independent counsel of his own choosing concerning this Agreement, and (b) he has read and understands this Agreement, is competent to execute this Agreement, is fully aware of the legal effect of this Agreement, and has entered into it freely based on his own judgment and without duress. The Company represents and warrants that it is fully authorized, by any person or body whose authorization is required, to enter into this Agreement and to perform its obligations hereunder. Executive hereby represents that Executive’s entry into this Agreement and performance of the services hereunder will not violate the terms or conditions of any other agreement to which Executive is a party.

12.7         Notices. Any notice or communication required or permitted by this Agreement shall be deemed sufficiently given if in writing and, if delivered personally, when it is delivered or, if delivered in another manner, the earlier of when it is actually received by the party to whom it is directed or when the period set forth below expires (whether or not it is actually received): (i) if deposited with the U.S. Postal Service, postage prepaid, and addressed to the party to receive it as set forth below, forty-eight (48) hours after such deposit as registered or certified mail; or (ii) if accepted by Federal Express or a similar delivery service in general usage for delivery to the address of the party to receive it as set forth next below, twenty-four (24) hours after the delivery time promised by the delivery service. Notices should be addressed as follows, or to such other address or to the attention of such other person as the recipient party will have specified by prior written notice to the sending party:

To the Company:

LiveXLive Tickets, Inc.

269 South Beverly Drive

Beverly Hills, CA 90212

Attn: Robert S. Ellin, Executive Chairman

Email: rob@livexlive.com

Tel: (310) 601-2500

With a copy to (which shall not constitute notice):

Foley Shechter LLP

211 East 43rd Street, Suite 609

New York, NY 10017

Attn: Sasha Ablovatskiy, Esq.

Facsimile: 917-688-4092

Email: sablovatskiy@foleyshechter.com

To Executive:

Joseph Schnaier

One Penn Plaza, 50th Floor

New York, NY 10119

Email: jschnaier@gmail.com

Tel: 917-952-2635

With a copy to (which shall not constitute notice):

Steptoe & Johnson LLP

1114 Avenue of the Americas

New York, NY 10036

Attn: Michael Rennock

Email: mrennock@steptoe.com

Tel: 212-506-3956

12.8         409A Compliance.     (a) This Agreement will be interpreted and administered in accordance with the applicable requirements of, and exemptions from, Code § 409A in a manner consistent with Treas. Reg. § 1.409A-1 et seq. To the extent payments and benefits are subject to Code § 409A, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of (i) Code § 409A(a)(2), (3) and (4), (ii) Treas. Reg. § 1.409A-1 et seq., and (iii) other applicable authority issued by the Internal Revenue Service and the U.S. Department of the Treasury (collectively “Section 409A”).

(b)          Where the term “termination of employment” or “termination” or similar words and phrases describing termination of employment are used in this Agreement, such terms are to be read as satisfying the definition of a “separation from service” in Section 409A. It is understood that “separation from service” shall be defined as referenced under Treas. Reg. § 1.409A-1(h). Neither Executive nor the Company has the right to accelerate or defer the delivery of any severance benefits or other benefits except to the extent specifically permitted or required by Section 409A.

(c)          All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A. All expenses or other reimbursements paid pursuant to this Agreement that are taxable to Executive shall in no event be paid later than the end of the calendar year following the calendar year in which Executive incurs such expense or pays the related tax. With regard to any provision in this Agreement for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit and the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.

12.9         Public Company Obligations; Litigation and Regulatory Cooperation; Indemnification.

(a)          Executive acknowledges that the Company is a wholly owned subsidiary of Loton, a public company shares of whose common stock are quoted on the OTC Pink marketplace, and whose common stock will be registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the Financing, and that this Agreement will be subject to the public filing requirements of the Exchange Act. In addition, both parties acknowledge that Executive’s compensation and perquisites (each as determined by the rules of the US Securities and Exchange Commission (the “SEC”) or any other regulatory body or exchange having jurisdiction) (which may include benefits or regular or occasional aid/assistance, such as recreation, club memberships, meals, education for his family, vehicle, lodging or clothing, occasional bonuses or anything else he receives, during the Term, in cash or in kind) paid or payable or received or receivable under this Agreement or otherwise, and his transactions and other dealings with the Company, may be required to be publicly disclosed.

(b)          Executive acknowledges and agrees that the applicable insider trading rules, transaction reporting rules, limitations on disclosure of non-public information and other requirements set forth in the Securities Act of 1933, as amended, the Exchange Act and rules and regulations promulgated by the SEC may apply to this Agreement and Executive’s employment with the Company.

(c)          During and after the Term, Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims now in existence or which may be brought in the future against or on behalf of the Company, Loton or any of their affiliates that relate to events or occurrences that transpired while the Executive was employed by the Company or any Affiliates; provided, however, that such cooperation shall not materially and adversely affect Executive or expose Executive to an increased probability of civil or criminal litigation. Executive’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company, Loton or any of their affiliates at mutually convenient times. During and after the Term, Executive also shall cooperate fully with the Company to the extent commercially reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Executive was employed by the Company or any of its affiliates. The Company shall reimburse Executive for his reasonable out-of-pocket costs and expenses incurred directly in connection with Executive’s performance under this Section 12.9, including, but not limited to, reasonable attorneys’ fees and costs.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have set their hands as of the date first above written, and Executive acknowledges that he has read and understands the entire contents of this Agreement and that he has received a copy of this Agreement.

LIVEXLIVE TICKETS, INC.

By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin
Title:	Executive Chairman

“EXECUTIVE”

/s/ Joseph Schnaier
Joseph Schnaier

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